EXHIBIT 21


                      PRINCIPAL SUBSIDIARIES OF REGISTRANT
           (All incorporated under the laws of the State of Florida,
                            unless otherwise stated)



               Deltona Broadcasting Company, Inc.
               Deltona Construction Company, Inc.
               Deltona Corporation Realty Company (1)
               Deltona Land & Investment Corp.
               DLIC, Inc. (3)
               Deltona-Marco Properties, II, Inc.
               Deltona Marketing Corporation
               Deltona Marketing of Illinois, Inc. (an Illinois corporation) (2) Five Points Title Services Co., Inc.
               Three Seasons Corporation













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               (1)           Subsidiary of Three Seasons Corporation.

               (2)           Subsidiary of Deltona Marketing Corporation.

               (3)           Subsidiary of Deltona Land & Investment Corp.